Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

Actua

Investor Relations

610.727.6900

IR@actua.com

ACTUA ANNOUNCES THIRD QUARTER 2016 FINANCIAL RESULTS

Company announces increase in share repurchase program and intention to launch Dutch tender

Radnor, PA - (November 3, 2016) - Actua Corporation (Nasdaq: ACTA) (“Actua”) today reported its results for the third quarter ended September 30, 2016.

Highlights

•	Closed the sale of GovDelivery to an investor group led by Vista Equity Partners, resulting in proceeds to Actua of approximately $133 million.

•	Expanded Actua’s existing share repurchase program from $150 million to $189.8 million, increasing Actua’s current availability from $85.2 million to $125 million.

•	Expects to commence a modified “Dutch auction” tender offer for up to $80 million of its common stock at a price per share not less than $12.00 and not greater than $14.00 on or about November 7, 2016. The tender offer would remain open for at least 20 business days. For details regarding the tender offer, please see the information on the tender offer located in the Investors section of the Actua website at www.actua.com.

•	Announced FolioDynamix’s acquisition of Summit Advisor Solutions (SAS), a Dallas-based firm focused on providing advisory services to the independent RIA market.

“The GovDelivery transaction demonstrates the value Actua brings in building successful SaaS businesses and unlocking that value for stockholders,” said Walter Buckley, CEO of Actua. “With approximately $170 million of cash following the GovDelivery sale, we will continue to drive stockholder value by building our remaining businesses and repurchasing shares.”

Because GovDelivery is presented as a discontinued operation as of September 30, 2016, GovDelivery’s results are excluded from our continuing operations for all periods presented.

Revenue was $27.9 million for the third quarter of 2016, up from $24.9 million for the third quarter of 2015. Net loss attributable to Actua for the third quarter of 2016 was $(10.1) million, or $(0.27) per diluted share, compared to net loss attributable to Actua of $(13.9) million, or $(0.37) per diluted share, for the third quarter of 2015. Non-GAAP net loss for the third quarter of 2016 was $(1.6) million, or $(0.04) per diluted share, compared to a non-GAAP net loss of $(1.4) million, or $(0.04) per diluted share, for the comparable prior year quarter. Cash flows from operations for the third quarter of 2016 was $(0.6) million, compared to $(1.2) million for the comparable prior year quarter. Non-GAAP cash flows from operations for the third quarter of 2016 was $0.2 million, compared to $(1.2) million for the comparable prior year quarter.

Fourth Quarter 2016 Guidance

For the fourth quarter of 2016, Actua expects revenue in the range of $28.5 million to $29.5 million, non-GAAP net loss per share in the range of between $(0.06) and $(0.08) per diluted share and non-GAAP cash flow from operations of between $1.5 million and $2.5 million.

A reconciliation of the non-GAAP financial measures used above with the most comparable GAAP financial measures is included with the financial tables at the end of this release.

Please see Actua’s website at www.actua.com for more information on Actua, its businesses and its third quarter 2016 results.

Actua will host a webcast at 10:00 a.m. ET today to discuss its financial results. As part of the live webcast for this call, Actua will post a slide presentation to accompany the prepared remarks. To access the webcast, go to www.actua.com/investors/events-presentations/ and click on the webcast link. Please log on to the website approximately ten minutes prior to the call to register and download any necessary audio software. The conference call is also accessible through listen-only mode by dialing 800.708.4540 or 847.619.6397. The passcode is 43551013.

For those unable to participate in the conference call, a replay will be available from November 3, 2016 at 12:30 p.m. ET until November 10, 2016 at 11:59 p.m. ET. To access the replay, dial 888.843.7419 or 630.652.3042. The passcode is 43551013#. The replay and slide presentation also can be accessed in the investor relations section of the Actua website at www.actua.com/investors/events-presentations/.

About Actua

Actua Corporation (Nasdaq: ACTA), the multi-vertical cloud company, brings the power of the cloud to vertical markets and processes. Actua is pioneering the second wave of the SaaS revolution - the vertical wave - by growing cloud businesses that are transforming their markets. With over 700 employees delivering unrivaled domain knowledge, agility and responsiveness to our customers, Actua’s rapidly growing vertical cloud businesses are positioned to lead this wave. For the latest information about Actua and its brands, please go to www.actua.com.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, risks associated with our ability to compete successfully in highly-competitive, rapidly-developing markets, the valuation of public and private cloud-based businesses by analysts, investors and other market participants, our ability to deploy capital effectively and on acceptable terms, the effect of economic conditions generally, capital spending by our customers, our ability to retain existing customer relationships and revenue streams and secure new ones, developments in the markets in which we operate and our ability to respond to those changes in a timely and effective manner, the availability, performance and security of our cloud-based technology, particularly in light of increased cybersecurity risks and concerns, our ability to retain key personnel, our ability to successfully integrate any acquired business, the impact of any potential acquisitions, dispositions, share repurchases or other strategic transactions, our ability to have continued access to capital and to manage capital resources effectively, and other risks and uncertainties detailed in Actua’s filings with the U.S. Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.

Actua Corporation

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$27,937	$24,917	$79,977	$72,957
Operating Expenses
Cost of revenue (a)	7,441	6,663	21,451	20,533
Sales and marketing (a)	10,281	9,551	30,861	26,911
General and administrative (a)	11,228	12,542	34,926	40,889
Research and development (a)	5,411	4,973	16,106	14,377
Amortization of intangible assets	3,524	3,266	10,732	10,146
Impairment related and other	45	285	393	982

Total operating expenses	37,930	37,280	114,469	113,838

Operating income (loss)	(9,993)	(12,363)	(34,492)	(40,881)
Other income (expense):
Other income (loss), net	2,831	96	2,726	1,537
Interest income	31	30	118	83
Interest expense	(27)	(36)	(93)	(104)

Loss (income) before income taxes and noncontrolling interests	(7,158)	(12,273)	(31,741)	(39,365)
Income tax (expense) benefit	(93)	(29)	(291)	(204)

(Loss) income from continuing operations	(7,251)	(12,302)	(32,032)	(39,569)
(Loss) income from discontinued operations, net of tax	(3,842)	(2,331)	(8,002)	(7,032)

Net income (loss)	(11,093)	(14,633)	(40,034)	(46,601)
Less: Net income (loss) attributable to the noncontrolling interests	(1,019)	(751)	(2,888)	(2,672)

Net income (loss) attributable to Actua Corporation	$(10,074)	$(13,882)	$(37,146)	$(43,929)

Amounts attributable to Actua Corporation:
Net (loss) income from continuing operations	$(6,467)	$(11,732)	$(29,590)	$(37,390)
Net (loss) income from discontinued operations	(3,607)	(2,150)	(7,556)	(6,539)

Net (loss) income	$(10,074)	$(13,882)	$(37,146)	$(43,929)

Basic and diluted net income (loss) per share:
Loss from continuing operations	$(0.17)	$(0.31)	$(0.80)	$(1.01)
Loss from discontinued operations	(0.10)	(0.06)	(0.21)	(0.18)

Income (loss) attributable to Actua common shareholders	$(0.27)	$(0.37)	$(1.01)	$(1.19)

Shares used in computation of basic and diluted net income (loss) per common share attributable to Actua common shareholders	36,776	37,146	36,943	37,038

(a) Includes equity-based compensation of:
Cost of revenue	$21	$48	$75	$104
Sales and marketing	73	99	233	232
General and administrative	2,827	6,159	10,804	19,722
Research and development	105	158	321	337

	$3,026	$6,464	$11,433	$20,395

Actua Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$41,787	$72,457
Restricted cash	1,699	2,206
Accounts receivable, net	17,031	16,167
Prepaid expenses and other current assets	4,001	2,776
Assets of discontinued operations	33,609	29,129

Total current assets	98,127	122,735
Fixed assets, net	5,580	4,279
Goodwill	222,694	220,459
Intangible assets, net	73,195	80,443
Cost method businesses	17,249	18,146
Deferred tax asset	2,779	2,900
Other assets, net	1,158	1,182

Total Assets	$420,782	$450,144

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Short-term debt	$1,320	$1,320
Accounts payable	9,174	7,992
Accrued expenses	7,332	8,215
Accrued compensation and benefits	6,907	9,865
Deferred revenue	30,899	26,102
Liabilities of discontinued operations	31,691	24,391

Total current liabilities	87,323	77,885
Deferred tax liability	266	266
Deferred revenue	1,215	2,038
Other liabilities	5,351	1,478

Total Liabilities	94,155	81,667
Redeemable noncontrolling interest	9,362	10,506
Total Equity	317,265	357,971

Total Liabilities, Redeemable noncontrolling interest and Equity	$420,782	$450,144

ACTUA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
OPERATING ACTIVITIES - Continuing Operations
Net income (loss)	$(11,093)	$(14,633)	$(40,034)	$(46,601)
(Income) loss from discontinued operations, net of tax	3,842	2,331	8,002	7,032
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	4,131	3,770	12,462	11,681
Equity-based compensation	3,026	6,464	11,433	20,395
Impairment related and other	25	89	419	290
Other (income) loss, net	(2,831)	(96)	(2,726)	(1,537)
Deferred tax asset	69	47	121	123
Contingent consideration	—	196	32	692
Changes in operating assets and liabilities - net of acquisitions:
Accounts receivable, net	79	(1,431)	(1,012)	9,060
Prepaid expenses and other assets	552	(583)	(1,305)	1,425
Accounts payable	978	1,742	977	(2,700)
Accrued expenses	(226)	196	(1,000)	7,052
Accrued compensation and benefits	1,066	1,286	(2,973)	1,194
Deferred revenue	(521)	(388)	4,112	(10,687)
Other liabilities	335	(238)	4,175	(1,544)

Cash flows provided by (used in) operating activities	(568)	(1,248)	(7,317)	(4,125)

INVESTING ACTIVITIES - Continuing Operations
Capital expenditures	(620)	(187)	(2,256)	(1,645)
Change in restricted cash	30	(319)	581	(251)
Proceeds from sales/distribution of ownership interests	4,408	—	4,454	1,415
Ownership acquisition, net of cash acquired	(2,905)	(43)	(5,127)	(1,300)

Cash flows provided by (used in) investing activities	913	(549)	(2,348)	(1,781)

FINANCING ACTIVITIES
Acquisition of noncontrolling interest in subsidiary equity	—	—	(5,446)	(3,952)
Payments of contingent consideration	(1,200)	—	(2,664)	(1,870)
Borrowings of short-term debt	—	—	—	820
Repayment of capital lease obligations	(8)	—	(8)	(24)
Purchase of treasury stock	—	—	(9,533)	(1,704)
Tax withholdings related to equity-based awards	(32)	(67)	(1,568)	(3,925)
Financing activities with discontinued operations, net	259	(371)	(1,745)	(3,871)

Cash flows provided by (used in) financing activities	(981)	(438)	(20,964)	(14,526)

Effect of exchange rate on cash and cash equivalents	71	3	(41)	19

Net increase (decrease) in cash and cash equivalents from continuing operations	(565)	(2,232)	(30,670)	(20,413)
Discontinued Operations
Cash flows used in operating activities	(1,305)	(449)	(6,228)	(1,111)
Cash flows used in investing activities	(228)	(1,739)	(675)	(4,900)
Cash flows provided by financing activities	850	386	3,234	3,878

Net increase (decrease) in cash and cash equivalents from discontinued operations	(683)	(1,802)	(3,669)	(2,133)
Cash and cash equivalents at beginning of period - discontinued operations	870	2,651	3,856	2,982
Less: cash and cash equivalents at end of period - discontinued operations	187	849	187	849
Cash and cash equivalents at beginning of period - continuing operations	42,352	81,971	72,457	100,152

Cash and cash equivalents at end of period - continuing operations	$41,787	$79,739	$41,787	$79,739

Actua Corporation

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(In thousands, except per share data)

(Unaudited)

	2015				2016
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
GAAP net income (loss) attributable to Actua:	$(14,765)	$(15,282)	$(13,882)	$(52,151)	$(14,331)	$(12,741)	$(10,074)

Add back:
Share-based compensation	6,994	6,912	6,464	$5,549	4,661	3,750	3,026
Amortization of intangibles	3,587	3,293	3,266	3,303	3,582	3,626	3,524
Impairment related and other costs	453	603	89	38,964	231	117	45
Transaction expenses	70	154	62	—	47	209	630
Other (income) loss, net	(1,493)	376	100	(205)	90	15	(2,831)
Acquired businesses’ deferred revenue	677	678	557	505	476	483	478
Impact of non-cash income tax benefit items	34	—	—	—	—	88	39
Loss (income) from discontinued operations	2,244	2,146	2,150	1,981	1,971	1,978	3,842
Impact of non-controlling interest (NCI) for discontinued operations	(146)	(166)	(181)	(159)	(110)	(101)	(235)

Non-GAAP net income (loss)	$(2,345)	$(1,286)	$(1,375)	$(2,213)	$(3,383)	$(2,576)	$(1,556)

GAAP net income (loss) per diluted share:	$(0.40)	$(0.41)	$(0.37)	$(1.40)	$(0.38)	$(0.35)	$(0.27)

Add back:
Share-based compensation	0.19	0.18	0.17	0.15	0.12	0.10	0.08
Amortization of intangibles	0.10	0.09	0.09	0.09	0.10	0.10	0.10
Impairment related and other costs	0.01	0.020	—	1.05	0.01	0.01	—
Transaction expenses	—	0.004	—	—	—	0.01	0.02
Other (income) loss, net	(0.04)	0.010	—	(0.01)	—	—	(0.08)
Acquired businesses’ deferred revenue	0.02	0.020	0.01	0.01	0.01	0.01	0.01
Impact of non-cash income tax benefit items	—	—	—	—	—	—	—
Loss (income) from discontinued operations	0.06	0.059	0.06	0.05	0.05	0.05	0.10
Impact of non-controlling interest (NCI) for discontinued operations	—	—	—	—	—	—	—

Non-GAAP net income (loss) per diluted share	$(0.06)	$(0.03)	$(0.04)	$(0.06)	$(0.09)	$(0.07)	$(0.04)

Shares used in calculation of GAAP net income (loss) per share attributable to Actua:
Basic	36,842	37,123	37,146	37,190	37,293	36,760	36,776
Diluted	36,842	37,123	37,146	37,190	37,293	36,760	36,776
Shares used in calculation of non-GAAP net income (loss) per share attributable to Actua:
Basic	36,842	37,123	37,146	37,190	37,293	36,760	36,776
Diluted	36,842	37,123	37,146	37,190	37,293	36,760	36,776

Actua Corporation

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Continued)

(In thousands, except per share data)

(Unaudited)

	2015				2016
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
GAAP net income (loss) attributable to Actua:	$(14,765)	$(15,282)	$(13,882)	$(52,151)	$(14,331)	$(12,741)	$(10,074)

Add back:
Share-based compensation	6,994	6,912	6,464	$5,549	4,661	3,750	3,026
Amortization of intangibles	3,587	3,293	3,266	3,303	3,582	3,626	3,524
Impairment related and other costs	453	603	89	38,964	231	117	45
Transaction expenses	70	154	62	—	47	209	630
Other (income) loss, net	(1,493)	376	100	(205)	90	15	(2,831)
Acquired businesses’ deferred revenue	677	678	557	505	476	483	478
Impact of non-cash income tax benefit items	34	—	—	—	—	88	39
Loss (income) from discontinued operations	2,244	2,146	2,150	1,981	1,971	1,978	3,842
Impact of non-controlling interest (NCI) for discontinued operations	(146)	(166)	(181)	(159)	(110)	(101)	(235)
Interest expense (income), net	17	(4)	(2)	8	36	45	(4)
Income tax expense (current/cash only)	141	—	59	(38)	24	146	(6)
Depreciation	538	493	504	514	515	604	739

Adjusted EBITDA	$(1,649)	$(797)	$(814)	$(1,729)	$(2,808)	$(1,781)	$(827)

GAAP Cost of revenue	$6,859	$7,011	$6,663	$6,887	$6,722	$7,288	$7,288
Share-based compensation	23	$33	$48	$34	32	22	21

Adjusted Cost of revenue	$6,836	$6,978	$6,615	$6,853	$6,690	$7,266	$7,267

GAAP Sales and marketing	$8,438	$8,922	$9,551	$8,921	$10,119	$10,461	$10,461
Share-based compensation	55	78	99	65	88	72	73

Adjusted Sales and marketing	$8,383	$8,844	$9,452	$8,856	$10,031	$10,389	$10,388

GAAP General and administrative	$13,953	$14,394	$12,542	$13,627	$12,326	$11,372	$11,372
Share-based compensation	6,896	6,667	6,159	5,336	4,427	3,548	2,829

Adjusted General and administrative	$7,057	$7,727	$6,383	$8,291	$7,899	$7,824	$8,543

GAAP Research and development	$4,464	$4,940	$4,973	$4,619	$5,307	$5,388	$5,388
Share-based compensation	45	134	158	114	114	102	105

Adjusted Research and development	$4,419	$4,806	$4,815	$4,505	$5,193	$5,286	$5,283

GAAP Cash flows provided by (used in) operating activities	$(1,609)	$(1,268)	$(1,248)	$(344)	$(4,109)	$(2,640)	$(568)
Impairment related and other costs	—	94	—	68	170	938	800
Transaction expenses	81	99	6	49	—	232	—

Adjusted Cash flows provided by (used in) operating activities	$(1,528)	$(1,075)	$(1,242)	$(227)	$(3,939)	$(1,470)	$232

About Actua’s Non-GAAP Financial Measures

This release contains non-GAAP financial measures. The tables above reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measures.

Non-GAAP financial measures should not be considered as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Actua strongly urges investors and potential investors in our securities to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Actua’s management believes that its non-GAAP financial measures provide useful information to investors because they allow investors to view the business through the eyes of management and provide meaningful supplemental information regarding Actua’s operating results, as they exclude amounts that Actua excludes as part of its monitoring of operating results and assessment of the performance of the business.

Actua presents the following non-GAAP financial measures in this press release: (1) non-GAAP net income (loss) (which term may be used interchangeably with adjusted net income (loss) by management during quarterly earnings presentations), (2) non-GAAP net income (loss) per diluted share (which term may be used interchangeably with adjusted net income (loss) per diluted share by management during quarterly earnings presentations), (3) Adjusted EBITDA, (4) Adjusted Cost of revenue, (5) Adjusted Sales and marketing, (6) Adjusted General and administrative, (7) Adjusted Research and development and (8) non-GAAP cash flows from operations. Actua excludes items from these non-GAAP financial measures as described below.

Non-GAAP net income (loss) excludes from GAAP net income (loss) the following items:

•	Share-based compensation. Actua excludes share-based compensation expenses and other expenses associated with equity granted to employees and non-employee directors primarily because they are non-cash expenses that Actua does not consider part of ongoing operating results when assessing the performance of its business, and the exclusion of these expenses facilitates the comparison of results over different time periods and the comparison of Actua’s results with results of other companies.

•	Amortization of intangibles. Actua excludes amortization of acquired intangibles, which consists primarily of customer relationships and technology, because they are expenses that Actua does not consider part of ongoing operating results when assessing the performance of its business, and Actua believes that doing so facilitates comparisons to its historical operating results and to the results of other companies.

•	Impairment related and other costs. Actua excludes the effect of impairment related and other costs, which primarily include impairment charges, revaluation of contingent consideration, restructuring and severance fees, settlement costs and other one-time costs, because Actua does not consider them part of ongoing operating results when assessing the performance of its business and believes it is useful for investors to understand the effects of these items on Actua’s operations.

•	Transaction expenses. Actua excludes the effect of acquisition related expenses because Actua does not consider them part of ongoing operating results when assessing the performance of its business and believes it is useful for investors to understand the effects of these items on Actua’s operations.

•	Other income (loss), net. Actua excludes the effect of other income (loss), net, which primarily includes transaction-driven gains and losses, as well as certain foreign currency impacts, because Actua does not consider them part of ongoing operating results when assessing the performance of its business and believes it is useful for investors to understand the effects of these items on Actua’s operations.

•	Acquired businesses’ deferred revenue. Actua includes acquired businesses’ previously deferred revenues that are not recognized under GAAP because Actua considers them a part of ongoing operating results when assessing the performance of its business and believes it is useful for investors to understand the effects of these items on its operations.

•	Impact of non-cash income tax benefit items. Actua excludes the impact of any non-cash income tax benefit items as Actua believes it is useful for investors to understand the effect of this item and does not consider them a part of ongoing operating results when assessing the performance of its business.

•	(Loss) income from discontinued operations. Actua excludes the income (loss) from discontinued operations as Actua believes it is useful for investors to understand the effect of these items for all periods presented as Actua does not consider them a part of ongoing operating results when assessing the performance of its business.

•	Impact of non-controlling interest (NCI) for discontinued operations. Actua does not own 100% of the discontinued operations presented. Therefore, Actua excludes the impact of the NCI for discontinued operations as Actua believes it is useful for investors to understand the effect of this item for all periods presented as compared to what has historically been provided as Actua does not consider it a part of ongoing operating results when assessing the performance of its business.

Non-GAAP net income (loss) per diluted share is calculated as follows:

•	Non-GAAP net income (loss) (as defined above) is the numerator.

•	Shares used in calculation of non-GAAP net income (loss) per diluted share. For periods where GAAP and non-GAAP net income (loss) are both losses, Actua uses the same number of shares used to calculate GAAP and non-GAAP net loss per share. For periods where GAAP and non-GAAP net income (loss) are both income, Actua uses the same number of shares used to calculate GAAP and non-GAAP net income per diluted share. For periods where GAAP net income (loss) is a loss but non-GAAP net income (loss) is income, Actua includes the impact of incremental dilutive securities for the period to determine non-GAAP net income per diluted share. For periods where GAAP net income (loss) is income but non-GAAP net income (loss) is a loss, Actua excludes the impact of incremental dilutive securities for the period to determine non-GAAP net loss per diluted share.

Adjusted EBITDA excludes from GAAP net income (loss) the following items:

•	Share-based compensation. Actua excludes share-based compensation expenses and other expenses associated with equity granted to employees and non-employee directors primarily because they are non-cash expenses that Actua does not consider part of ongoing operating results when assessing the performance of its business, and the exclusion of these expenses facilitates the comparison of results over different time periods and the comparison of Actua’s results with results of other companies.

•	Amortization of intangibles. Actua excludes amortization of acquired intangibles, which consists primarily of customer relationships and technology, because they are expenses that Actua does not consider part of ongoing operating results when assessing the performance of its business, and Actua believes that doing so facilitates comparisons to its historical operating results and to the results of other companies.

•	Impairment related and other costs. Actua excludes the effect of impairment related and other costs, which primarily include impairment charges, revaluation of contingent consideration, restructuring and severance fees, settlement costs and other one-time costs, because Actua does not consider them part of ongoing operating results when assessing the performance of its business and believes it is useful for investors to understand the effects of these items on Actua’s operations.

•	Transaction expenses. Actua excludes the effect of acquisition related expenses because Actua does not consider them part of ongoing operating results when assessing the performance of its business and believes it is useful for investors to understand the effects of these items on Actua’s operations.

•	Other income (loss), net. Actua excludes the effect of other income (loss), net, which primarily includes transaction-driven gains and losses and revaluation of contingent consideration, as well as certain foreign currency impacts because Actua does not consider them part of ongoing operating results when assessing the performance of its business and believes it is useful for investors to understand the effects of these items on Actua’s operations.

•	Acquired businesses’ deferred revenue. Actua includes acquired businesses’ previously deferred revenues that are not recognized under GAAP because Actua considers them a part of ongoing operating results when assessing the performance of its business and believes it is useful for investors to understand the effects of these items on its operations.

•	Impact of non-cash income tax benefit items. Actua excludes the impact of any non-cash income tax benefit items as Actua believes it is useful for investors to understand the effect of this item and Actua does not consider them a part of ongoing operating results when assessing the performance of its business.

•	(Loss) income from discontinued operations. Actua excludes the income (loss) from discontinued operations as Actua believes it is useful for investors to understand the effect of these items for all periods presented as Actua does not consider them a part of ongoing operating results when assessing the performance of its business.

•	Impact of non-controlling interest (NCI) for discontinued operations. Actua does not own 100% of the discontinued operations presented. Therefore, Actua excludes the impact of the NCI for discontinued operations as Actua believes it is useful for investors to understand the effect of this item for all periods presented as compared to what has historically been provided as Actua does not consider it a part of ongoing operating results when assessing the performance of its business.

•	Interest expense (income), net. Actua excludes income and expense from interest as Actua believes it is useful for investors to understand the effect of these items for all periods presented and does not consider them a part of ongoing operating results when assessing the performance of its business.

•	Income tax expense (current/cash only). Actua excludes the impact of any current, cash income tax expense as Actua believes it is useful for investors to understand the effect of this item and does not consider them a part of ongoing operating results when assessing the performance of its business.

•	Depreciation. Actua excludes depreciation expense as Actua believes it is useful for investors to understand the effect of these items for all periods presented and does not consider them a part of ongoing operating results when assessing the performance of its business.

Adjusted Cost of revenue excludes from GAAP Cost of revenue operating expenses the following item:

•	Share-based compensation. Actua excludes share-based compensation expenses and other expenses associated with equity granted to employees and non-employee directors in the cost of revenue category on Actua’s statements of operations primarily because they are non-cash expenses that Actua does not consider part of ongoing operating results when assessing the performance of its business, and the exclusion of these expenses facilitates the comparison of results over different time periods and the comparison of Actua’s results with results of other companies.

Adjusted Sales and marketing excludes from GAAP Sales and marketing operating expenses the following item:

•	Share-based compensation. Actua excludes share-based compensation expenses and other expenses associated with equity granted to employees and non-employee directors in the sales and marketing category on Actua’s statements of operations primarily because they are non-cash expenses that Actua does not consider part of ongoing operating results when assessing the performance of its business, and the exclusion of these expenses facilitates the comparison of results over different time periods and the comparison of Actua’s results with results of other companies.

Adjusted General and administrative excludes from GAAP General and administrative operating expenses the following item:

•	Share-based compensation. Actua excludes share-based compensation expenses and other expenses associated with equity granted to employees and non-employee directors in the general and administrative category on Actua’s statements of operations primarily because they are non-cash expenses that Actua does not consider part of ongoing operating results when assessing the performance of its business, and the exclusion of these expenses facilitates the comparison of results over different time periods and the comparison of Actua’s results with results of other companies.

Adjusted Research and development excludes from GAAP Research and development operating expenses the following item:

•	Share-based compensation. Actua excludes share-based compensation expenses and other expenses associated with equity granted to employees and non-employee directors in the research and development category on Actua’s statements of operations primarily because they are non-cash expenses that Actua does not consider part of ongoing operating results when assessing the performance of its business, and the exclusion of these expenses facilitates the comparison of results over different time periods and the comparison of Actua’s results with results of other companies.

Adjusted Cash flows from operations excludes from GAAP Cash flows from operations the cash impact of the following items:

•	Impairment related and other costs. Actua excludes the cash effect of impairment related and other costs, which primarily include severance payments, contingent consideration payments, payments associated with restructuring costs, settlement costs and other one-time costs, because Actua does not consider them part of ongoing operating results when assessing the performance of its business and believes it is useful for investors to understand the effects of these items on Actua’s cash flows.

•	Transaction expenses. Actua excludes the cash effect of acquisition related expenses because Actua does not consider them part of ongoing operating results when assessing the performance of its business and believes it is useful for investors to understand the effects of these items on Actua’s cash flows.

Actua believes that the following considerations apply to the non-GAAP financial measures that it presents:

•	Actua’s management uses non-GAAP net income (loss), non-GAAP net income (loss) per diluted share, adjusted EBITDA, adjusted cost of revenue, adjusted sales and marketing, adjusted general and administrative, adjusted research and development and non-GAAP cash flows from operations in internal reports used by management in monitoring and making decisions regarding Actua’s business, including in monthly financial reports prepared for management and in periodic reports to Actua’s Board of Directors.

•	An important limitation of Actua’s non-GAAP financial measures is that they exclude expenses or cash flows, some of which may be significant, that are required by GAAP to be recorded. In addition, non-GAAP financial measures are subject to inherent limitations because they reflect the exercise of judgments by management about which charges to exclude in the non-GAAP financial measures.

To mitigate the limitations associated with non-GAAP financial measures, Actua reconciles its non-GAAP financial measures to the nearest comparable GAAP financial measures and recommends that investors and potential investors do not give undue weight to its non-GAAP financial measures.

Actua is providing the following historical GAAP revenues, as reported to provide information as to what our GAAP revenues are excluding the revenues of GovDelivery, as they are now presented net within discontinued operations, in those respective periods in the table below.

Actua Corporation

Reconciliation of GAAP Revenue, as reported to GAAP Revenue (excluding GovDelivery)

(In thousands)

(Unaudited)

	2015				2016
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
GAAP Revenue, as reported:	$30,592	$33,536	$34,140	$35,153	$34,610	$36,709	N/A

GovDelivery revenue (a)	7,859	8,229	9,223	9,678	9,424	9,855	N/A

GAAP Revenue (excluding GovDelivery):	$22,733	$25,307	$24,917	$25,475	$25,186	$26,854	$27,937

(a)	GovDelivery is treated as a discontinued operations in this Q3 2016 earnings release and will be treated as a discontinued operations when we file our Form 10-Q for the quarter ended September 30, 2016